EXHIBIT 10.3.4.3

[MOODY’S CORPORATION LETTERHEAD]

[FORM OF PERFORMANCE SHARE AWARD LETTER FOR THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES‘ STOCK INCENTIVE PLAN]

Dear [Name]:

Congratulations! I am pleased to inform you that the Board of Directors of Moody’s Corporation (“Moody’s”) awarded you ______ performance shares (“Performance Shares”) on [DATE]. This letter outlines the key terms and conditions of your Performance Shares grant.
Your Performance Shares grant is subject to the terms and conditions of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan, as amended (the “Plan”). By accepting the grant, you agree to the terms and conditions as set forth in the Plan and in this grant letter, including the terms and conditions applicable to you based on your country of residence as set forth in the attached Appendix. A copy of the Plan, as well as the prospectus relating to the offering of shares of Moody’s stock pursuant to the Plan, is enclosed with this letter. You should read each of the Plan and the prospectus in their entirety for a better understanding of your grant. Capitalized terms not defined herein shall have the same meaning ascribed to them in the Plan.
Moody’s has engaged Fidelity Stock Plan Services, LLC (“Fidelity”) as the Plan administrator. You will be provided with a Fidelity on-line brokerage account, at no cost to you, in which shares will be delivered when and to the extent that your Performance Shares vest. Once your Performance Shares are issued, you may transfer your shares to another brokerage account or leave them in your Fidelity account, subject to applicable exchange controls and/or repatriation requirements which may apply based on the country in which you work and/or reside.
Your Performance Shares grant provides you with a right to receive an equity stake in Moody’s and an opportunity for long-term capital appreciation if performance measures are achieved.
Details of Your Performance Shares Grant
As a holder of Performance Shares, you have an unfunded, unsecured promise of Moody’s to issue shares of Moody’s common stock, par value $0.01 per share, in the future if and to the extent that certain performance goals are achieved. The maximum number of shares that can be issued to you shall equal two hundred percent (200%) of the number of target Performance Shares granted to you. You shall not have the rights of a shareholder, including any right to vote shares or receive dividends with respect to shares of Moody’s common stock, unless and until such shares are issued pursuant to the terms of this letter at the conclusion of the performance period, as hereinafter defined. In the event of a stock split, a stock dividend or similar change in Moody’s common stock, the number of your Performance Shares will be adjusted as determined by the Compensation & Human Resources Committee (the “Committee”) under the Plan.
Your Performance Shares will vest, subject to your continued employment through the Vesting Date as hereinafter defined, to the extent that Moody’s or one or more of its Subsidiaries or Affiliates, as applicable, achieves certain performance objectives which will be measured cumulatively over the three calendar years 20[ ]-20[ ] (the “Performance Period”); provided, however, that the number of Performance Shares treated as vested and the corresponding number of shares actually issued to you as a payout may be less than the number determined by the performance payment percentages (including zero), at the discretion of the Committee in accordance with the Plan. In the event there is negative total shareholder return over the Performance Period for example, the Committee would consider whether it was appropriate to exercise negative discretion and reduce the performance payment percentages in accordance with the Plan. If, during the Performance Period, you transfer your employment to or from Moody’s or any Subsidiary or Affiliate, then your Performance Shares shall be divided pro rata on the basis of the portion of the Performance Period during which you are employed by each employer entity, and the performance goals applicable to employees of your employer entity as of the date of grant of the Performance Shares and any subsequent employer entities during the Performance Period shall apply to the applicable portion of the Performance Period. The vesting of Performance Shares on the Vesting Date will be determined by the Committee and shall be expressed as a percentage of the total number of target Performance Shares granted to you as determined pursuant to the following tables, subject to the Committee’s discretion to reduce such percentages as defined in the Plan.

The following table indicates the weight ascribed to the three performance measures based on the business entity segment for which each participant performs services:

Performance Measures
Entity	MCO Earnings Before Interest, Taxes, Depreciation & Amortization (“EBITDA”)	MA Sales	MIS Ratings Quality
Moody’s Corporation and Shared Services	[ ]%	[ ]%	[ ]%
Moody’s Investors Service	[ ]%	[ ]%	[ ]%
Moody’s Analytics	[ ]%	[ ]%	[ ]%

The following table indicates the [YEAR] cumulative three-year targets:

[YEAR] Performance Share Targets
Performance Measure	Cumulative 3-Year Target (millions)
MCO Profitability (EBITDA)	$[ ]
MIS Ratings Quality (Average Position)	[ ]%
MA Sales	$[ ]

Payout attributable to the achievement of each performance measure will be determined as follows:

Payout Percentage ****
MCO EBITDA Achievement*

Less than [ ]% of Target	[ ]%
[ ]% of Target	[ ]%
[ ]% of Target	[ ]%
[ ]% of Target	[ ]%
[ ]% or more of Target	[ ]%

MA Sales Achievement**

Less than [ ]% of Target	[ ]%
[ ]%	[ ]% - [ ]%
[ ]%	[ ]% - [ ]%
[ ]% or more of Target	[ ]%

MIS Ratings Quality Achievement**

Less than [ ]% of Target	[ ]%
[ ]% of Target	[ ]%
[ ]% of Target	[ ]%
[ ]% of Target	[ ]%
[ ]% of Target	[ ]%
[ ]% or more of Target	[ ]%

* Moody's Corporation EBITDA means cumulative EBITDA for the three-year Performance Period.
** Moody's Analytics Sales means cumulative net sales of Moody's Analytics for the three-year Performance Period. Funding includes a modifier to increase the funding slope as sales from acquired businesses are achieved. Funding can be further adjusted up or down depending upon whether the results of the acquisition are above or below the acquisition plan.
*** Moody's Investors Service Ratings Quality is the three year Average Position (AP) of MIS Ratings.
**** Subject to reduction in the Committee's discretion in accordance with the Plan.

Immediately following the conclusion of the Performance Period, the Committee shall certify whether the performance measures were attained, the percentage of payout, if any, and the date on which your Performance Shares will vest and be issued (the “Vesting Date”). For purposes of this letter, the Vesting Date shall be the date that the Committee determines the shares will be paid, which is expected to be the first trading day in March (but in no event after March 15th) following the conclusion of the Performance Period.
[In the event of your Termination of Employment prior to the Vesting Date (for reasons other than your death, Disability or Retirement after the first anniversary of the grant of the Performance Shares), you will forfeit all unvested Performance Shares. Moody’s shall have the exclusive discretion to determine when your Termination of Employment occurs for purposes of your Performance Shares grant (including whether you may still be considered to be employed while on a leave of absence), subject to U.S. Internal Revenue Code Section 409A (“Code Section 409A”) in the event you are a U.S. taxpayer.
 In the event of your Termination of Employment by death, Disability or Retirement, in each case after the first anniversary of the date of your Performance Shares grant hereunder, you shall be entitled to receive as a payout a pro rata portion of the number of shares issuable pursuant to your Performance Shares based on the number of days of your actual service during the Performance Period, such shares to be issued after the end of the Performance Period on the originally scheduled Vesting Date set forth above but only if and to the extent that such shares would have been earned by achievement of performance measures and become issuable to you had your Termination of Employment not occurred prior to the end of the Performance Period; provided, however, that the number of shares actually issued to you may be less than the number determined by the performance payout percentage (including zero), at the discretion of the Committee.]1
1Standard provisions for most grantees.

[In the event of your Termination of Employment prior to the Vesting Date (for reasons other than your death, Disability or Special Retirement), you will forfeit all unvested Performance Shares. Moody’s shall have the exclusive discretion to determine when your Termination of Employment occurs for purposes of your Performance Shares grant (including whether you may still be considered to be employed while on a leave of absence), subject to U.S. Internal Revenue Code Section 409A (“Code Section 409A”) in the event you are a U.S. taxpayer. For purposes hereof, “Special Retirement” means “Retirement” (as defined in the Plan) after the date hereof, without regard to any minimum employment requirement after the date hereof.
In the event your Termination of Employment is due to your death, Disability or Special Retirement, you shall be entitled to receive as a payout the number of shares issuable pursuant to your Performance Shares after the end of the Performance Period on the originally scheduled Vesting Date set forth above but only if and to the extent that such shares would have been earned by achievement of performance measures and become issuable to you had your Termination of Employment not occurred prior to the end of the Performance Period; provided, however, that the number of shares actually issued to you may be less than the number determined by the performance payout percentage (including zero), at the discretion of the Committee.]2
In the event of a Change in Control, shares or, in the discretion of the Committee, cash equal to the fair market value of the shares as of immediately prior to the Change in Control, shall be issued in satisfaction of your Performance Shares immediately prior to the Change in Control as if the performance measures for the Performance Period had been achieved at 100% of Target.
Compliance with Stock Ownership Guidelines
As a holder of Performance Shares, you are subject to Moody’s stock ownership guidelines. You should familiarize yourself with these guidelines, as you are solely responsible for ensuring compliance thereto. To request a copy of the guidelines, please contact your Human Resources representative.
Transferability of Performance Shares
Your Performance Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Moody’s.
Repayment/Forfeiture
Any payments or benefits you may receive hereunder shall be subject to repayment or forfeiture to the extent required by Moody’s Corporation Clawback Policy as in effect from time to time and/or as may be required to comply with the requirements under the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, rules promulgated by the U.S. Securities and Exchange Commission or any other applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which Moody’s common stock is listed or traded, as may be in effect from time to time.
Nature of the Grant
In accepting the grant, you acknowledge, understand and agree that:
(1)the Plan is established voluntarily by Moody’s, it is discretionary in nature and it may be modified, amended, suspended or terminated by Moody’s at any time, to the extent permitted by the Plan;
(2)the Performance Shares grant is exceptional, voluntary and occasional and does not create any contractual or other right to receive future performance shares grants, or benefits in lieu of performance shares, even if performance shares have been granted in the past;
(3)all decisions with respect to future performance shares or other grants, if any, will be at the sole discretion of Moody’s;
(4)the grant of Performance Shares and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with Moody’s, your employer or any Subsidiary or Affiliate of Moody’s and shall not interfere with the ability of your employer or any Subsidiary or Affiliate of Moody’s, as applicable, to terminate your employment or service relationship (if any);
(5)you are voluntarily participating in the Plan;
(6)the Performance Shares grant and the shares subject to the Performance Shares do not constitute and are not intended to replace any pension rights or compensation;
(7)the Performance Shares grant and the shares subject to the Performance Shares, and the income and value of same, do not constitute and are not part of normal or expected compensation, salary, remuneration or wages for purposes of calculating any severance, resignation, termination, redundancy, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement benefits or similar mandatory payments;
(8)the future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty;

2 Special provisions for certain grantees.

(9)unless otherwise agreed with Moody’s, the Performance Shares grant and the shares subject to the Performance Shares, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate of Moody’s; and
(10)in addition to paragraphs (1) through (9) above, the following provisions will also apply to you if you are employed outside the United States:
(a)the Performance Shares and the shares subject to the Performance Shares are not part of normal or expected compensation or salary for any purpose;
(b)no claim or entitlement to compensation shall arise from forfeiture of the Performance Shares resulting from your Termination of Employment (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and in consideration of the grant of Performance Shares to which you are otherwise not entitled, you irrevocably agree never to institute any claim against Moody’s, its Subsidiaries or Affiliates and your employer, waive your ability, if any, to bring such a claim, and release Moody’s, its Subsidiaries or Affiliates and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(c)neither your employer nor Moody’s (nor any of its Subsidiaries or Affiliates) shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your Performance Shares or any amounts due to you pursuant to the settlement of your Performance Shares or the subsequent sale of shares acquired upon settlement.
No Advice Regarding Grant
Moody’s is not providing any tax, legal or financial advice, nor is Moody’s making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares. You are advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Responsibility for Taxes
You acknowledge that regardless of any action taken by Moody’s or, if different, your employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Moody’s or your employer. You further acknowledge that Moody’s and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Performance Shares grant, including the grant vesting or settlement of your Performance Shares, the subsequent sale of shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Performance Shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Moody’s and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Moody’s and/or your employer to satisfy all Tax-Related Items. In this regard, you authorize Moody’s or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in shares to be issued upon settlement of your Performance Shares. In the event that such withholding in shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of your Performance Shares, you authorize and direct Moody’s and any brokerage firm determined acceptable to Moody’s to sell on your behalf a whole number of shares from those shares issuable to you as Moody’s determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.
Moody’s and/or your employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including the maximum rate applicable in your jurisdiction. If Tax-Related Items are withheld in excess of your actual tax liability, you may receive a refund of any over-withheld amount and will have no entitlement to the shares equivalent or, if not refunded, you may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes you will be deemed to have been issued the full number of shares subject to your Performance Shares that have been earned by achievement of performance goals hereunder, notwithstanding that a number of the shares are withheld solely for the purpose of paying the Tax-Related Items.

Finally, you shall pay to Moody’s or your employer, including through withholding from your wages or other cash compensation paid to you by Moody’s or your employer, any amount of Tax-Related Items that Moody’s or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Moody’s may refuse to deliver the shares or the proceeds from your Performance Shares award if you fail to comply with your obligations in connection with the Tax-Related Items.
Code Section 409A
For purposes of U.S. taxpayers, the provisions of this grant of Performance Shares are intended to either be exempt from Section 409A of the Code under the “short-term deferral” exception or comply with Section 409A of the Code, and the provisions of this grant will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may, at any time and without your consent, modify the terms of this grant as it determines appropriate to comply with the requirements of Section 409A of the Code and the related U.S. Department of Treasury guidance. Moody’s makes no representation or covenant to ensure that your Performance Shares or other payment hereunder are exempt from or compliant with Section 409A of the Code, and will have no liability to you or any other party if your Performance Shares or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
Data Privacy Information and Consent
Moody’s is located at 7 World Trade Center at 250 Greenwich Street, New York, NY, 10007, USA and grants Performance Shares to employees of Moody’s and its Subsidiaries and Affiliates, at its sole discretion. If you would like to participate in the Plan, please review the following information about Moody’s data processing practices and declare your consent.
(a)Data Collection and Usage. Moody’s collects, processes and uses personal data of employees, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any shares of stock or directorships held in Moody’s, and details of all Performance Shares canceled, vested, or outstanding in your favor, which Moody’s receives from you or the Employer. If Moody’s offers you a grant of Performance Shares under the Plan, then Moody’s will collect your personal data for purposes of allocating shares and implementing, administering and managing the Plan. Moody’s legal basis for the processing of your personal data will be your consent.
(b)Stock Plan Administration Service Providers. Moody’s transfers employee data to Fidelity, an independent service provider based in the United States which assists Moody’s with the implementation, administration and management of the Plan. In the future, Moody’s may select a different service provider and share your data with another company that serves in a similar manner. Moody’s service provider will open an account for you to receive and trade shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan.
(c)International Data Transfers. Moody’s and its service providers are based in the United States. If you are outside the United States, you should note that your country has enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and which Moody’s does not participate in. Moody’s legal basis for the transfer of your personal data is your consent.
(d)Data Retention. Moody’s will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When Moody’s no longer needs your personal data, which will generally be seven years after you are granted Performance Shares under the Plan, Moody’s will remove it from it from its systems. If Moody’s keeps data longer, it would be to satisfy legal or regulatory obligations and Moody’s legal basis would be compliance with the relevant laws or regulations.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee or your career; you would merely forfeit the opportunities associated with the Plan.

(f)Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (a) to request access or copies of personal data Moody’s processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) to lodge complaints with competent authorities in your country, and/or (g) a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights please contact HR Connect at HRConnect@moodys.com.
By clicking “Accept Your Grant” on the Fidelity award acceptance page, you also provide your consent to the data processing practices described in this section to the extent that such consent is required by applicable law.
Electronic Delivery and Acceptance
Moody’s may, in its sole discretion, decide to deliver by electronic means any documents related to current or future participation in the Plan. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Moody’s or any third party designated by Moody’s.
Governing Law, Venue, Documents and Severability
Your Performance Shares grant is made in the state of Delaware and is governed by, and subject to, the laws of the state of Delaware, applicable to contracts made and to be performed in the state of Delaware without reference to its conflicts of laws principles, and the requirements of the New York Stock Exchange as well as the terms and conditions set forth herein.
Any and all disputes relating to, concerning or arising from this letter, or relating to, concerning or arising from the relationship between the parties evidenced by your Performance Shares or this letter, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts, hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
You acknowledge that your are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to enable you to understand the terms and conditions of this letter and understand the provisions of the Plan. If you have received this letter or any other document related to the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control.
The terms and conditions provided herein are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Compliance with Law
Notwithstanding any other provision of the Plan or this letter, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares, Moody’s shall not be required to deliver any shares issuable upon settlement of your Performance Shares prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Moody’s shall, in its absolute discretion, deem necessary or advisable. You understand that Moody’s is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that Moody’s shall have unilateral authority to amend the Plan and the terms of your Performance Shares without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
Insider Trading Restriction/Market Abuse Laws
Depending on your country, Fidelity’s country or the country in which shares are listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, your country and Fidelity’s (or any other stock plan service provider’s) country, which may affect your ability to accept, acquire, sell or attempt to sell or otherwise dispose of shares, rights to shares (e.g., Performance Shares) or rights linked to the value of shares (e.g., dividend equivalents) during such times as you are considered to have “inside information” regarding Moody’s (as defined by or determined under the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Moody’s insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Foreign Asset/Account Reporting
Please be aware that your country of residence may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in that country.
You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you are advised to speak to your personal advisor on this matter.
Appendix
Notwithstanding any provisions in this letter, your Performance Shares grant shall be subject to any special terms and conditions set forth for your country in any Appendix to this letter for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent Moody’s determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this letter.
Imposition of Other Requirements
Moody’s reserves the right to impose other requirements on your participation in the Plan, on your Performance Shares and on any shares acquired pursuant to your Performance Shares, to the extent Moody’s determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver
You acknowledge that waiver by Moody’s of breach of any provision of this letter shall not operate or be construed as a waiver of any other provision of this letter, or of any subsequent breach by you or any other participant in the Plan.
* * *
If you have any questions regarding this one-time grant, please contact your Human Resources representative.
Sincerely,

[MOODY’S CORPORATION]